UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

MedeFile International, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	033-25126 D	85-0368333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Yamato Road Suite 1200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 912-3393

(Former name or former address, if changed since last report)

Copies to:

Jeff Cahlon, Esq.

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This amendment No. 1 to Form 8-K amends and restates the Form 8-K filed by MedeFile International, Inc. on October 4, 2017.

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2017, MedeFile International, Inc. (the “Company”) entered into and closed an asset purchase agreement (the “Asset Purchase Agreement”) with The Vantage Group Ltd. (“Vantage”). Pursuant to the Asset Purchase Agreement, the Company purchased from Vantage a software application referred to as Dino Might and related intellectual property (the “Dino Might Asset”). As consideration for the purchase, the Company issued to Vantage 7,000 shares of newly created Series C Preferred Stock and granted to Vantage a revenue sharing interest in the Dino Might Asset pursuant to which the Company will pay to Vantage, for the Company’s 2017 fiscal year and the following nine years, 30% of the revenue generated by the Dino Might Asset.

Vantage is owned by Lyle Hauser, the Company’s largest stockholder. Mr. Hauser has been the Company’s largest stockholder since 2005. His voting power and beneficial ownership of the Company has fluctuated since that time at various levels above and below 50%. As a result of the closing of the Asset Purchase Agreement, Mr. Hauser’s total voting power in the Company increased from approximately 25% to 78%.

In connection with the Asset Purchase Agreement, on September 29, 2017, the Company filed a Certificate of Designation of Series C Preferred Stock with the Secretary of State of Nevada (the “Series C Certificate of Designation”), pursuant to which the Company designated 7,000 shares of preferred stock as Series C Preferred Stock. The Series C Preferred Stock is convertible into common stock at a conversion ratio determined by dividing the Series C Original Issue Price of $100 per share by the conversion price of $0.01 (such that each share of Series C Preferred Stock is convertible into 10,000 shares of common stock). The Series C Preferred Stock will vote on an as-converted basis with the common stock, and in the event any dividends are paid on the common stock, the Series C Preferred Stock will be entitled to dividends on an as-converted basis. If a Distribution Event (as defined in the Series C Certificate of Designation) occurs, the Company will pay to the holders of Series C Preferred Stock $30,000 for every $120,000 received from such Distribution Event, and the number of outstanding shares of Series C Preferred Stock will be reduced by an amount determined by dividing the amount of such payment by the Series C Original Issue Price. A Distribution Event is defined as the receipt by the Company of $120,000 in proceeds from a financing not involving any holder of Series C Preferred Stock, or any fiscal period in which the Company generated gross profits of $120,000 or more.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing descriptions of the Asset Purchase Agreement and the Series C Certificate of Designation do not purport to be complete and are qualified in their entirety by reference to the complete text of the foregoing documents, which are filed as exhibits hereto, and are incorporated herein by this reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

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Item 5.01 Changes in Control of Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2017, Frank Jakovac resigned from the Company’s board of directors. Mr. Jakovac’s resignation was not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 5.03.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On October 3, 2017, shareholders of the Company, owning an aggregate of 7,000 shares of Series C Preferred Stock and 7,316,793 shares of common stock, representing in the aggregate 78% of the total voting power of the Company’s shareholders, approved by written consent an amendment to the Company’s articles of incorporation, to (i) change the name of the Company to Tech Town Holdings Inc., and (ii) effect a 1-for-200 reverse split of the Company’s common stock.

The Company intends to file the certificate of amendment with the Secretary of State of Nevada after the Company completes the process of notifying FINRA of the corporate action.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

2.1	Asset Purchase Agreement between MedeFile International, Inc. and The Vantage Group Ltd. (previously filed)

3.1	Certificate of Designation of Series C Preferred Stock (previously filed)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDEFILE INTERNATIONAL, INC.

Date: October 12, 2017	By:	/s/ Niquana Noel
Name: Niquana Noel
Title: Chief Executive Officer

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